Exhibit 99.1
Venture Global Secures New Agreements to Support Expansion of Existing Grid-Independent Power Network
•Landmark Agreement with GE Vernova and Baker Hughes supports the development of over 10 GW of new Island-Mode power capacity across sites owned or controlled by Venture Global
•Leverages existing team and execution capabilities to enable rapid deployment of adjacent, behind-the-wall, large-scale data centers with no reliance on the public electric grid demand or extra cost to consumers
•Staged, market-driven expansion advances Venture Global’s critical energy infrastructure strategy in a disciplined manner and positions the Company to facilitate power and compute capacity at gigawatt-scale on an attractive timeline
ARLINGTON, Va. — Venture Global, Inc. (NYSE: VG) today announced it has entered into power and grid frame agreements with GE Vernova and Baker Hughes Energy Services for up to 16 new, 720 MW power island units and associated power transformer equipment, supporting the continued expansion of its existing behind-the-meter, Island-Mode industrial power network that is not reliant on the grid.
The agreements will enable continued growth in Venture Global’s LNG business and provide a pathway to make up to 10 GW of new compute capacity available over time - at sites owned or controlled by the Company - for potential adjacent infrastructure and data centers. With Island Mode power generated using this incremental dedicated on-site infrastructure, the expansion would place no additional demand on the public electric grid or public water utilities and, therefore, have no added costs to local consumers. This new capacity would build on the company’s 4.5 gigawatts of Island Mode modular, gas-fired generation that has and will continue to supply power to our facilities.
“Over the last decade, Venture Global has successfully built complex energy infrastructure, including one of the world’s largest private industrial electric grids that supports our core LNG export business. Our power generation platform is not reliant on the grid and reliably runs completely behind-the-meter making this new opportunity a natural extension of what we are experienced and proven to do safely, reliably, and at-scale,” said Venture Global CEO Mike Sabel.
“These new agreements outline a phased, disciplined expansion to make reliable, large-scale power capacity available for new compute as and when we elect. By providing Island-Mode power generation, gas supply, closed-loop water systems, thousands of acres of land, data centers, and other necessary infrastructure, Venture Global is creating a vertically integrated AI utility that could solve for the many chokepoints associated with the AI buildout. This advances Venture Global’s broader strategy of strengthening America’s critical energy infrastructure and addressing one of the most important infrastructure challenges facing our nation today.”
The company remains fully committed to our growing, robust LNG business, customers and our existing contractual commitments. Any potential third-party development for Island Mode power capacity would be separate from and complementary to Venture Global’s existing LNG operations and would not impact the Company’s LNG sales agreements or other existing commercial commitments. The production and delivery of low cost, clean American LNG for the next several decades remains our key strategic objective.

Exhibit 99.1
Creating a Flexible Framework for Future Behind-the-Meter Expansion
The agreements provide that the Company may enter into certain definitive reservation agreements, which contain agreed pricing and delivery terms, to reserve manufacturing capability over time. This framework preserves Venture Global’s flexibility on the timing and scope of future deployments. Venture Global currently expects to place its first power island purchase order by the end of 2026.

Venture Global expects to build additional capacity in stages as customer commitments and other commercial arrangements are established, and the Company determines that additional deployment is warranted. Additional power islands and related electrical equipment would be ordered through future definitive reservation agreements or purchase orders based on the Company’s operational and commercial needs. The 720 MW power island units would consist of combined cycle gas turbines and certain related equipment, utilizing configurations consistent with Venture Global’s existing power infrastructure.

Building on its Existing Differentiated Power Platform
Over the past 15 years, Venture Global has grown into one of the world’s largest LNG producers and exporters. As part of that development, the Company has built one of the largest private and self-sufficient industrial power grids in the world with 6 power islands ordered, in construction, or operating across its LNG facilities. This equates to approximately 4.5 gigawatts of modular, gas-fired generation that has and will supply power to its own facilities entirely behind the meter and off the grid.
With the up to 16 additional power island units contemplated by the new agreements, the Company expects to have the potential to continue supporting its growing LNG business and separately creating a substantial foundation for its AI utility. Subject to customer commitments, market demand, and other commercial considerations, the Company anticipates that it will be able to develop up to 10GW of compute capacity by the end of 2034.
Venture Global will work with federal, state, and local regulators on any additional permitting requirements. This week, the company will file its first permit applications to begin this process.

About Venture Global
Venture Global is an American producer and exporter of low-cost U.S. liquefied natural gas (LNG) with over 100 MTPA of capacity in production, construction, or development. Venture Global began producing LNG from its first facility in 2022 and is now one of the largest LNG exporters in the United States. The company’s vertically integrated business includes assets across the LNG supply chain including LNG production, natural gas transport, shipping and regasification. The company’s first three projects, Calcasieu Pass, Plaquemines LNG, and CP2 LNG, are located in Louisiana along the Gulf of America. Venture Global is developing carbon capture and sequestration projects at each of its LNG facilities.

Exhibit 99.1
Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Venture Global’s business strategy, plans and objectives. Venture Global believes that the expectations reflected in these “forward-looking statements” are reasonable, however they are inherently uncertain and involve a number of risks and uncertainties beyond Venture Global’s control. In addition, assumptions may prove to be inaccurate. Actual results may differ materially from those anticipated or implied in “forward-looking statements” as a result of a variety of factors. These “forward-looking statements” speak only as of the date made, and other than as required by law, Venture Global undertakes no obligation to update or revise any “forward-looking statement” or provide reasons why actual results may differ, whether as a result of new information, future events or otherwise.
Investors:
Ben Nolan
IR@ventureglobalLNG.com
Media:
Shaylyn Hynes
press@ventureglobalLNG.com